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                                  CLARCOR Inc.
               EXHIBIT (11) - COMPUTATIONS OF PER SHARE EARNINGS


                                                           Nine Months Ended
                                                       ---------------------------
                                                                        Restated
                                                        August 30,      August 31,
                                                          1997            1996
                                                       ---------------------------
AVERAGE SHARES OUTSTANDING

1.  Average number of shares outstanding                16,066,954      15,933,470

2.  Net additional shares resulting from
    assumed exercise of stock options*                     255,564         224,892
                                                       -----------     -----------

3.  Adjusted average shares outstanding
    for fully diluted computation (1 plus 2)            16,322,518      16,158,362
                                                       ===========     ===========


Earnings per share of common stock:

    Primary                                            $      1.13     $      1.07
                                                       ===========     ===========

    Assuming full dilution                             $      1.11     $      1.05
                                                       ===========     ===========




* Assumes proceeds from exercise of stock options used to purchase treasury shares at the greater of the quarter-end or the average market price during the period.





           See Notes to Consolidated Condensed Financial Statements

                                Page 12 of 13